UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

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FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF FBL FINANCIAL GROUP, INC.

Date: Thursday, May 21, 2015
Time: 8:00 a.m. Central Daylight Time
Place: FBL Financial Group, Inc. Corporate Headquarters
5400 University Avenue
West Des Moines, IA 50266

AGENDA:

1	Elect a Board of Directors;
2	Approve an amendment to our bylaws to add an exclusive forum provision;
3	Approve, by non-binding vote, a resolution regarding executive compensation; and
4	Ratify the appointment of our Independent Registered Public Accounting Firm for 2015.

At the meeting we will also report on FBL's 2014 business results and other matters of interest to shareholders. Only shareholders who owned stock at the close of business on March 16, 2015 can vote at this meeting or any adjournments that may take place.

On March 31, 2015, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 proxy statement and annual report, and vote, online. The 2015 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.

Enclosed with this Notice of Annual Meeting is the 2015 proxy statement and proxy card, and the 2014 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition, you may view our online annual report on the home page of our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.

By Order of the Board of Directors

/s/ Denny J. Presnall
Denny J. Presnall
Secretary

March 31, 2015

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL Financial Group, Inc. ("FBL" or the "Company") is making this proxy statement and proxy card, and its annual report on Form 10-K, available to shareholders electronically via the Internet. On March 31, 2015, we mailed our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.

Please make your request for a paper copy or electronic copy of proxy materials related to the May 21, 2015 shareholders meeting on or before Thursday, May 7, 2015 to facilitate timely delivery.

You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number [located on the Notice] in the subject line)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the approval of an amendment to our bylaws to add an exclusive forum provision;
3) the non-binding approval of a resolution regarding executive compensation; and
4) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2015.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the nominees for Class A directors, FOR the amendment to the bylaws to add an exclusive forum provision, FOR the advisory vote on executive compensation and FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
We use the controlled company exemption under New York Stock Exchange ("NYSE") corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B common shareholders will elect six Class B directors and the Class A common and Series B preferred shareholders will elect four Class A directors. The four include the CEO and three independent directors. See additional discussion on page 6.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 16, 2015 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. ("Broadridge") to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A common shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, American Stock Transfer & Trust Company. Shares held in custody by Principal Financial Group for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 16, 2015, 24,754,718 shares of Class A common stock, 11,413 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 34,766,131 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. The proposal to amend the bylaws to add an exclusive forum provision requires a majority of the outstanding shares of each voting group to be adopted. The other proposals at this meeting must receive more than 50% of the votes cast in each voting group to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 16, 2015 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2015 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL's Chairman, and Jim Brannen, FBL's Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
Iowa Farm Bureau Federation is the principal shareholder as of March 16, 2015. It owned of record 14,760,303 shares of Class A common stock (59.6% of that class), 7,619 shares of Class B common stock (66.8% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 71.2% of the total potential votes. Because the Class B common shares are convertible into an equal number of Class A common shares at the election of the holder, Iowa Farm Bureau Federation is deemed to be the beneficial owner of the number of Class A shares owned of record plus the number which could be converted within 60 days. Under that computation, Iowa Farm Bureau Federation is the beneficial owner of 14,767,922 Class A shares, 59.6% of that class. Farm Bureau Mutual Holding Company ("Farm Bureau Mutual"), through its subsidiaries Farm Bureau Property & Casualty Insurance Company ("Farm Bureau Property & Casualty") and Western Agricultural Insurance Company ("Western Ag"), held 199,016 shares of Class A common stock (0.8% of that class) and 2,390 shares of Class B common stock (20.9% of that class) as of March 16, 2015; in total, 0.6% of the total potential votes. Iowa Farm Bureau Federation and the Farm Bureau Mutual companies share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors LP ("Dimensional") has informed us by filing Schedule 13G that it is the beneficial owner of 2,361,404 shares of Class A common stock as of December 31, 2014, 9.58% of that class. Its address is Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager to certain other commingled funds, group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that various investment companies and managed accounts are the owners of the shares.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company's insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in fourteen Midwestern and Western states own Class B shares. By agreement, only presidents of the fourteen state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the fourteen state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 5, 2015. You must have held the lesser of $2,000 market value or 1% of the Company's securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting which would be no later than January 22, 2016. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2016 meeting to present the proposal.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE

Board Organization

The Company utilizes the "controlled company" exemption under the NYSE corporate governance standards. Under this provision, a controlled company (having a majority shareholder) is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. The Audit Committee continues to consist of three independent directors.

The Board will make its own determination from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau-affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman of the Board of FBL. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

Except as otherwise specified in the Company's bylaws, assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Corporate Governance Guidelines

The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.

Objective of the Board of Directors

The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well-qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;
`

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Operation

The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held periodically at regular Board meetings. Board education sessions are held at least annually. In 2014 all directors attended educational training sessions.

Board's Role in Risk Oversight

The Board of Directors is responsible for risk oversight.

The Audit Committee monitors financial reporting risks and enterprise risk management (ERM).

The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in March 2015, after reviewing an internal study of all compensation systems, that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company's management team monitors all other risks on an ongoing basis. An employee-staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately and communicating results regularly to the management team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “dashboard” report is provided quarterly to the management team and the Audit Committee for their assessments of the risks.

Board Advisers

The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to the compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation, including additional compensation for committee members, in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Director Share Ownership Guidelines

To more closely align the interests of directors and the Company's shareholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share value ownership requirement equivalent to $90,000 for Class A directors and $37,500 for Class B directors. "Ownership" includes shares owned outright, beneficially, in retirement plans, represented by restricted stock units ("RSUs") and vested but unexercised stock options. Directors may choose to receive some or all director fees in cash-settled share equivalent units under the Directors Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines. For Class B directors, "ownership" includes any Class A and Class B common stock and Series B preferred stock owned by the Class B shareholder which is represented on the Board by such Class B director. All directors have met or are on track to meet the ownership requirements.

Charitable Contributions

The Board will review major charitable contributions by the Company to organizations with which any director is affiliated.

Corporate Conduct

We have adopted a Code of Business Ethics and Conduct that applies to all employees, officers and directors of the Company and meets the requirements of a "code of business conduct and ethics" under the listing standards of the NYSE. We have also adopted a Code of Ethics for Senior Financial Officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers (together, the "Codes") are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Documents. Any amendments to the Codes are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website. The Company has also adopted a Corporate Compliance Manual, which memorializes compliance practices.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table illustrates a schedule of cash compensation payable to the directors.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meeting fees	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Executive	1,000
Class B Nominating	500 (250 telephonic)
Other Retainers
Lead Director	10,000
Audit chair	10,000
Management Development and Compensation chair	10,000
Class A Nominating and Corporate Governance chair	5,000

Directors may elect to receive their fees in cash or in cash-settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

2014 Director Compensation Table
	Fees Earned/Paid in Cash(d)	Stock Awards	All Other Compensation	Total
Name(a)	$	$	$	$
Steve L. Baccus(b)	61,500	─	─	61,500
Roger K. Brooks	105,000	─	─	105,000
Jerry L. Chicoine	117,500	─	─	117,500
Joe D. Heinrich(b)	53,000	─	─	53,000
Craig D. Hill(c)	─	66,289	─	66,289
Paul E. Larson	99,000	─	─	99,000
Frank S. Priestley	53,000	─	144	53,144
Kevin G. Rogers	53,000	─	─	53,000
Scott E. VanderWal	58,500	─	─	58,500
________________

(a)
Excludes Mr. Brannen, who as Chief Executive Officer of the Company was not separately compensated for his service as a director. See "Executive Compensation" and "Summary Compensation Table" for further information regarding Mr. Brannen's compensation.

(b)
During his tenure as a director, Mr. Baccus was an officer of the Kansas Farm Bureau. Mr. Heinrich is an officer of the Iowa Farm Bureau Federation. Of the indicated compensation amounts, a portion of that payable to Mr. Baccus and Mr. Heinrich is paid to such organizations, and they are separately compensated by those organizations for their services, including service as a director of the Company. Mr. Baccus resigned as a director of FBL effective December 4, 2014.

(c)
As a corporate officer, Mr. Hill is also considered an employee of the Company. As such, he received stock awards consisting of service-based cash-settled restricted stock units which vest and are paid over a five year period.

(d)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates cash-settled restricted stock units based on the market price of the Company's Class A common stock on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalents on the restricted stock units at the same rate as dividend payments on the Company's Class A common stock.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors met five times during 2014. All of the directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office attended the last annual meeting in May 2014.

The committees of the Board of Directors and the number of meetings held by each committee in 2014 were:

Number of Meetings Held During 2014
Committee Name
Executive Committee	5
Audit Committee	8
Management Development and Compensation Committee	8
Class A Nominating and Corporate Governance Committee	2
Class B Nominating Committee	1

The Executive Committee is composed of Messrs. Hill (Chair), Brannen, Chicoine, Rogers and Denny J. Presnall, Secretary of the Company, who is Executive Secretary of the Iowa Farm Bureau Federation. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, with certain exceptions.

The Audit Committee consists of Messrs. Larson (Chair), Brooks and Chicoine. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, risk analysis and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.

The Management Development and Compensation Committee consists of Messrs. Brooks (Chair), Chicoine, Rogers and VanderWal. A sub-committee consisting only of the two independent directors has been formed to manage equity-based security grants and performance terms under Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. The Committee's responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to or based on the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

The Class A Nominating and Corporate Governance Committee is composed of Messrs. Chicoine (Chair), Richard W. Felts, Heinrich and Priestley. The responsibilities of the Class A Nominating and Corporate Governance Committee include assisting the Board in (i) identifying qualified individuals to become Class A directors, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. The Class A Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews other matters involving the Company's corporate governance, including director education and the size of the Board, and recommends appropriate changes to the Board. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com.

The Class B Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to a shareholders agreement among the Class B shareholders, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life Insurance Company ("Farm Bureau Life"), including those who are current Class B directors, who meet to determine nominees for election. Mr. Hill chairs the committee.

In addition to the Board committees, we have established several operational committees consisting of employees, the activities of which are reported to the Board. Mr. Brannen sits on some of these committees in his capacity as Chief Executive Officer. The Board may establish other committees in its discretion.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS

There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and Series B preferred shareholders, voting together as a single class. One nominee is the Chief Executive Officer of the Company and three nominees are independent of management. Each of the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees ─ Messrs. Brooks, Chicoine and Larson ─ possess the degree of independence from management and from the Company mandated by the SEC and NYSE.

Process of Nominations

The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in the answer to question 17 at the beginning of this proxy statement. The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal representations.

Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes to fit into any existing needs of the Board.

Skills/experience include: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions and achievement in business, career, education and community; agribusiness or public company experience is a plus.

Personal representations include: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, strong support of "duties of care", diligence of a reasonably prudent person, will act in good faith, rationally and fair, practical wisdom, commitment to develop knowledge to advance the interests of the Company and the industry, commitment to prepare for and attend meetings and willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.

The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks and personal interviews.

Independence Determinations

In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $16.6 million of commission income for such sales in 2014, approximately 91% of which was in turn paid out as commissions and royalties. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors, not including Mr. Larson. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are below 2% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being property/casualty insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships do not affect the independence of Mr. Larson.

There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.

Attributes of Class A Nominees

In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2014.

James P. Brannen, Chief Executive Officer and Class A director Member: Executive Committee Class A Director since 2013 Age: 52

Mr. Brannen was named interim Chief Executive Officer effective June 30, 2012, and Chief Executive Officer on August 23, 2012. Prior to his appointment as Chief Executive Officer, he served as Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. Mr. Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named vice president - finance in 2000. Prior to joining FBL, Mr. Brannen managed corporate tax matters for insurance companies at Ernst &Young. He is a graduate of the University of Iowa with a major in accounting. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Mr. Brannen serves in several civic and industry organizations, including the board of directors of United Way of Central Iowa, Board of Governors of the Property Casualty Insurance Association of America, and as President of the Federation of Iowa Insurers. We believe Mr. Brannen's qualifications to sit on our Board of Directors include his position as Chief Executive Officer and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

Roger K. Brooks, Class A director Member: Audit and Management Development and Compensation Committees Class A Director since 2009 Age: 77

Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He was previously a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its Chief Executive Officer and Chairman.

Jerry L. Chicoine, Class A director, lead independent director and Vice Chairman of the Board
Member: Audit, Executive, Class A Nominating and Corporate Governance and Management Development and Compensation Committees
Class A Director since 1996 Age: 72

Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer of Pioneer. He was named a director of Pioneer in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. We believe Mr. Chicoine's qualifications to sit on our Board of Directors include his professional experience as a long-time practicing CPA, plus executive level business experience in an agricultural industry as the retired Chief Executive Officer of Pioneer Hi-Bred International, Inc.

Paul E. Larson, Class A director Member: Audit Committee Class A Director since 2004 Age: 62

Mr. Larson retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which was then managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee's financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTOR.

Nominees for Class B Director, to be elected by the Class B Common Shareholders

Attributes of Class B Director Nominees

In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2014.

Craig D. Hill, Class B director, Chairman of the Board and chair of the Executive Committee Member: Executive and Class B Nominating Committees Class B Director 2002 to 2004, and since 2007 Age: 59

Mr. Hill was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating and managed companies and his knowledge of the rural marketplace.

Richard W. Felts, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2015 Age: 66

Mr. Felts is President of the Kansas Farm Bureau and is a director of Farm Bureau Life and Farm Bureau Property & Casualty. He farms near Liberty, Kansas and is a partner in Felts Farms, a diversified grain and livestock operation. Mr. Felts earned a bachelor's degree in agriculture and animal science from Kansas State University. We believe Mr. Felts' qualifications to sit on our Board of Directors include his experience as a director of our primary operating and managed companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Joe D. Heinrich, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2013 Age: 53

Mr. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

Frank S. Priestley, Class B director Member: Class A Nominating and Corporate Governance and Class B Nominating Committees Class B Director 1998 to 2004 and since 2013 Age: 66

Mr. Priestley owns and operates a farm in Franklin, Idaho. He raises alfalfa, hay, wheat, barley, pasture and Holstein dairy heifers. He was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life. He is also a director of FB BanCorp, American Agricultural Insurance Company, American Farm Bureau Insurance Services and The Mountain States Legal Foundation. He previously served on the Board of Directors of the American Farm Bureau Federation. We believe Mr. Priestley's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary along with his service on various state and national agricultural related boards.

Kevin G. Rogers, Class B director Member: Executive, Class B Nominating and Management Development and Compensation Committees Class B Director since 2008 Age: 54

Mr. Rogers has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of FB BanCorp. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (chairman) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life, the chairman of Farm Bureau Property & Casualty and chairman of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Scott E. VanderWal, Class B director Member: Class B Nominating and Management Development and Compensation Committees Class B Director since 2011 Age: 51

Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006), FB BanCorp (since 2004) and American Farm Bureau Federation (since 2006), and member of a number of American Farm Bureau task forces. He also serves as chair of the Farm Bureau Property & Casualty audit and budget committee. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. Mr. VanderWal and his family are members of the First Reformed Lutheran Church of Volga, South Dakota, where he has served as treasurer since 1986 and is currently serving as an elder on the board of directors. His family farm operation near Volga, South Dakota includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. He has also participated in agricultural trade and marketing trips to Brazil, China, Switzerland, Cuba, Panama and Colombia. We believe Mr. VanderWal's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how many shares of Class A common stock were beneficially owned, as of February 28, 2015, by each director and named executive officer, individually, and the directors and executive officers (as designated by the Board of Directors) as a group. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and executive officers as a group, does not exceed 1%. See the answer to question 14 on page 4 for information regarding holders of in excess of 5% of outstanding voting stock.

Name	Shares Beneficially Owned
James P. Brannen	22,663	(a)(b)
Roger K. Brooks	2,849
Jerry L. Chicoine	62,931	(c)
Richard W. Felts	—
Charles T. Happel	7,538	(a)
Joe D. Heinrich	—
Craig D. Hill	1,000
Paul E. Larson	14,749	(c)
Daniel D. Pitcher	9,411	(a)
Frank S. Priestley	3,738	(d)
Kevin G. Rogers	1,200
Donald J. Seibel	51,863	(a)(b)(e)
D. Scott Stice	—
Scott E. VanderWal	8,000	(d)
All directors and executive officers as a group (17 persons, including those listed above)	191,792

(a)	Includes share units held in the 401(k) Savings Plan equivalent to the following shares: Brannen, 10,488; Happel, 2,607; Pitcher, 9,411; and Seibel, 1,378.

(b)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following named executive officers: Brannen, 12,175; and Seibel, 6,385.

(c)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 42,672; and Larson, 5,396.

(d)	Includes shares subject to options exercisable within 60 days for the following non-management directors: Priestley, 2,000; and VanderWal, 6,000.

(e)	Includes shares subject to options exercisable within 60 days for the following named executive officer: Seibel, 33,273.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2014 our executive officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.

The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James P. Brannen	52	Chief Executive Officer
Donald J. Seibel	51	Chief Financial Officer and Treasurer
Daniel G. Greteman	51	Chief Information Officer
Charles T. Happel	53	Chief Investment Officer
David A. McNeill	60	General Counsel
Daniel D. Pitcher	53	Chief Operating Officer - Property Casualty Companies
D. Scott Stice	46	Chief Marketing Officer
Raymond W. Wasilewski	56	Chief Operating Officer - Life Companies

The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

Biographical information for Mr. Brannen is found above under “Proposal Number One - Election of Class A Directors.”

Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving on the board of directors (and past President) of the Iowa Society of Certified Public Accountants and Variety - The Children's Charity.

Daniel G. Greteman was named Chief Information Officer in January 2015. He has more than 27 years of experience in leading and providing information technology solutions for a variety of businesses in the insurance and communications industries. Prior to joining FBL, Mr. Greteman held management positions at Nationwide, most recently serving as Senior Vice President and Chief Information Officer of the Allied Group Information Technology (AGIT). Prior to Nationwide, he was a partner at Accenture, a global management consulting, technology services & outsourcing company. Mr. Greteman holds a Bachelor of Science degree in Computer Engineering from Iowa State University. He is an executive board member and secretary of the Technology Association of Iowa and is a board member for Living History Farms, an open-air museum with a mission to educate and demonstrate 300 years of Iowa's agricultural history.

Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU and CPCU. He is a member of the Iowa Society for Financial Analysts and the Association for Investment Management and Research.

David A. McNeill was named General Counsel in March 2009 and also served as Secretary from March 2009 until May 2013. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a Chartered Life Underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel. Mr. McNeill serves as Secretary of the Kansas Life & Health Insurance Guaranty Association.

Daniel D. Pitcher is Chief Operating Officer – Property Casualty Companies. Prior to his current position, he served as vice president, property/casualty companies from 2007 to 2011. Mr. Pitcher joined FBL in 1998 and held various information system roles including as information systems vice president in 2002. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University and the FLMI certification.

D. Scott Stice was named Chief Marketing Officer in June 2013. He has overall responsibility for sales, marketing and distribution for the Company’s brand, Farm Bureau Financial Services, and its multiline exclusive agency force. Prior to joining FBL, Mr. Stice was Senior Vice President and head of field strategy and execution at Farmers Insurance from 2011 to 2013, and Senior Vice President Eastern Operations from 2008 to 2011. Mr. Stice began his insurance career with Farmers as an exclusive agent in 1990, and held various agency, marketing and field operations positions. Mr. Stice earned a bachelor's degree in business management and administration from the University of the Redlands, and an MBA from Pepperdine University. He serves on the board of directors and on the executive committee of Junior Achievement of Central Iowa.

Raymond W. (Ray) Wasilewski was named Chief Operating Officer – Life Companies in July 2014. Previously he had served as Chief Administrative Officer since May 2013, with responsibility for Information Technology, Human Resources and Agency Services. He joined the management team in 2011 as Vice President, Information Technology. He has been with FBL Financial Group since 1997. Mr. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in computer information systems from Nova Southeastern University. Before joining FBL Financial Group, he was a consultant, a commercial software designer, a computer science and electronics instructor at Alaska Junior College and served in the U.S. Navy for 17 years in the cryptography field. Mr. Wasilewski serves on the board of the Global Insurance Accelerator.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation during fiscal year 2014 for the following executive officers of FBL:

James P. Brannen, Chief Executive Officer
Donald J. Seibel, Chief Financial Officer and Treasurer
Charles T. Happel, Chief Investment Officer
Daniel D. Pitcher, Chief Operating Officer - Property Casualty Companies
D. Scott Stice, Chief Marketing Officer

These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.”

Overview

Reimbursement of Compensation Expenses by Managed Affiliates

We sell individual life insurance and annuity products through an exclusive distribution channel in the Midwestern and Western sections of the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates by providing investment advisory and marketing and distribution services.

In addition, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag (together, the "PC Companies"). The financial results of the PC Companies are not included in our consolidated financial results. We receive a management fee from the PC Companies based on our performance against stated goals for our management services. Additionally, we are reimbursed for all compensation and other expenses incurred by us in providing services to the PC Companies. While nearly all employees are employed by and compensated by the Company, the compensation expenses of our executive officers and employees are allocated between us and our subsidiaries on the one hand, and the PC Companies on the other hand, based on time and responsibility estimates and studies. For the named executive officers, the PC Companies reimbursed us for the following percentage of their 2014 total compensation expense: Mr. Brannen, 40%; Mr. Seibel, 30%; Mr. Happel, 0%; Mr. Pitcher, 100%; and Mr. Stice, 50%.

Enterprise wide, the PC Companies reimbursed us for approximately 70% of our 2014 total salary and payroll tax expenses, 47% of our 2014 annual cash incentives and 37% of our 2014 long-term incentive restricted stock units awards. As a result, the PC Companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs and costs and uses of short-term and long-term incentive plans.

We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and the PC Companies to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross-selling life insurance products to property-casualty customers, and our cross-sales are consistently significantly above industry averages. We further emphasize this relationship by including various property-casualty-related goals in our annual cash incentive plans.

Executive Compensation Philosophy and Goals

The Management Development and Compensation Committee periodically reviews the executive compensation program in light of trends in practice, regulatory guidance, internal developments and other considerations as appropriate. The programs reflect the key compensation principles at FBL as stated below.

We expect that the FBL compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans and encourage officers and employees to have their interests aligned with shareholders, all in an effort to increase shareholder value. With respect to our executive officers, we intend that our executive compensation program will effectively and appropriately compensate them and will guide their activities in response to targeted incentives we provide, both over the short and long terms. We measure the appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.

We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance-based incentives, long-term incentive awards measured by our stock price, retirement benefits, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as necessary.

We strive to develop simple and effective programs that reflect the value of our Company. Transparency and integrity in the design, administration and communication of our program are key objectives.

Management Development and Compensation Committee and Supporting Resources

The Management Development and Compensation Committee is in charge of all aspects of executive compensation. See “Further Information Concerning the Board of Directors” for additional information regarding the Management Development and Compensation Committee. Our Chief Executive Officer and Chief Financial Officer typically attend meetings of the Management Development and Compensation Committee and oversee staff preparation of materials and various agenda items for meetings of the Committee.

The Management Development and Compensation Committee has retained Frederic W. Cook & Co. as its compensation consultant, and has satisfied itself that there are no relationships between the consultant and the Company or its affiliates that would compromise the consultant's independence. The consultant is exclusively accountable to the Management Development and Compensation Committee. On occasion, certain executive officers may provide information regarding the compensation and benefit programs and business context to the consultant and review drafts of the consultant's reports, where not concerning executive officer compensation, for accuracy with respect to Company information. The Company from time to time has also utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.

At our 2014 annual meeting of shareholders, our shareholders cast an advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement for that meeting. The proposal received the affirmative vote of more than 99% of the shares voted on that proposal, excluding abstentions and broker non-votes. The Management Development and Compensation Committee believes that this vote demonstrated shareholders' support for the Company's executive compensation practices. The Management Development and Compensation Committee did not materially change its approach to executive compensation in 2014.

Compensation Program for Named Executive Officers

What our compensation program is designed to reward

To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long-term incentive programs. The targets act as drivers of Company improvement and are proxies for Company performance and profitability. The Management Development and Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. We want to reward our NEOs when they deliver the performance that our shareholders seek.

The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive. Because the comparative compensation information is just one of many factors considered in setting executive compensation, the Management Development and Compensation Committee has discretion in determining the nature and extent of its use. The Committee reviews market information from two sources: the Hay Group database and proxy statements of peer group companies. The peer group, as approved by the Committee and adjusted to reflect any mergers and acquisitions, consisted of 11 companies for 2014, as shown below. The group includes only companies where executive compensation information is publicly available. The companies are selected based on geography, industry focus and comparable size.

•	American Equity Investment Life Holding Company	•	National Western Life Insurance Company
•	EMC Insurance Group, Inc.	•	Primerica, Inc.
•	Horace Mann Educators Corporation	•	RLI Corp.
•	Kansas City Life Insurance Company	•	State Auto Financial Corporation
•	Kemper Corporation	•	United Fire Group, Inc.
•	Meadowbrook Insurance Group

Why we pay each element of compensation

Our compensation decisions typically start from an understanding of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and our review of tally sheets listing the present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer-term equity-based grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance-based incentive elements, both annual cash and long-term equity-based, encourage executives towards the realization of Company short-term and long-term goals.

The purpose of each element of compensation is shown in the following table.

Category	Reward Element	Purpose
Base pay	Salary	Base compensation, a competitive requirement
Annual incentive	Management Performance Plan	Cash incentive for annual operating performance
Long-term incentives	Performance and service based cash settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests
Benefits	Various (see "Benefits" below)	Participant health, welfare and savings
Perquisites	Financial and tax planning, executive physical exams and company car	Services and facilities provided to executives where beneficial to the Company
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees
	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired
Termination arrangements	Severance and change in control policy	Assure continued service of executives despite heightened risk in termination due to change in control

How we determine amounts under each element of compensation

─    The Role of Executive Officers in the Compensation Process

The Company's executive officers make compensation assumptions every year in the process of preparing budgets for the following year. Our Chief Executive Officer and Chief Financial Officer make specific recommendations to the Management Development and Compensation Committee on Company compensation, including compensation for the other NEOs, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Management Development and Compensation Committee makes its own determination of the Chief Executive Officer's compensation that includes a review of performance evaluations from each member of the Board, with the assistance of the compensation consultant, the Lead Director and the Chairman. When recommending pay adjustments, the Chief Executive Officer attempts to achieve internal pay equity for the executive officers, subject to the review of the Management Development and Compensation Committee.

─    Base Salaries

In addition to the Chief Executive Officer's recommendations, the Management Development and Compensation Committee periodically requests input on executive compensation ranges from its compensation consultant. To determine a specific salary within the range of recommendations, the Management Development and Compensation Committee considers management input regarding the executive officer's length of service in the position, experience, skills in handling short-range and long-range operational and strategic issues and completion of annual goals. The performance of the Chief Executive Officer is reviewed annually by the Management Development and Compensation Committee. Annual reviews of the other NEOs are performed by the Chief Executive Officer and reviewed with the Management Development and Compensation Committee.

─    Annual Cash Incentives

The Management Development and Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Our annual management performance plan establishes multiple business goals with a balance among profitability, growth and expense control, and includes separate goals related to the PC Companies. Although difficult to maximize all annual goals because of their counterbalance (that is, achieving an expense control goal might make it more difficult to achieve a growth goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short-term and long-term basis. The Management Development and Compensation Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected intervening events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet.

Certain triggers must also be met before payments are made for goal attainment under the management performance plan. In 2014, these triggers required, for the property-casualty insurance-related goals, that the aggregate statutory surplus of our two managed property-casualty companies increase or the Risk Based Capital ratio increase. For the life insurance-related goals, these triggers required an increase in statutory surplus, adjusted for dividends to shareholders, capital contributions and changes in the asset valuation reserve (total adjusted capital), or an increase in the Risk Based Capital ratio.

Additionally, our Chief Executive Officer has the ability under the management performance plan, subject to the approval of the Management Development and Compensation Committee, to increase or decrease payments to other executive officers by an amount up to 25% of each individual's attained cash incentive for the measurement year, so long as cumulative payments to all executive officers do not increase or decrease the total payment to all executive officers by more than 5%. Based on Mr. Brannen's evaluation of the executive officers, Mr. Stice's payment was increased by 20% and Mr. Happel's by 10% of their respective attained cash incentives, as approved by the Management Development and Compensation Committee.

The goals under the management performance plan have been grouped and weighted to emphasize their relative importance. Earnings goals are 50% of the total, followed by growth at 30% and efficiency at 20%.

2014 Management Performance Plan Goals

Goal	Threshold	Target	Cap	Weighting
EARNINGS
P&C Combined Ratio	101.0%	98.0%	95.0%	25%
FBL Operating Earnings Per Share	$3.56	$3.75	$4.13	25%
GROWTH
P&C Membership Accounts	353,878	360,956	364,494	10%
P&C Non-Crop Insurance Premiums	$1,184,844,711	$1,234,342,000	$1,283,715,680	5%
Farm Bureau Life Production Credit	$48,569,000	$50,026,070	$51,483,140	15%
EFFICIENCY
P&C Insurance Expenses	$212,664,642	$208,411,349	$199,904,763	10%
FB Life Company Expenses	$99,830,442	$97,833,833	$93,840,615	10%

Payments Pursuant to Management Performance Plan

The range of potential payments under the Management Performance Plan for each of our NEOs for 2014 is shown in the following table. The target percentage represents an amount available if a goal is met at a 100% level. The executive officers do not realize any payment for a goal unless a threshold level of achievement is attained, a payment of 50% of the target when the threshold level is met, which then rises proportionately to a payment of 150% of the target if the goal is met at a maximum level. Actual payments for 2014 as a percentage of salary are also shown below for each NEO.

2014 Management Performance Plan Opportunities as a Percentage of Base Salary

				2014 Actual % of Salary*
Name	Threshold	Target	Maximum
James P. Brannen	30%	60%	90%	66.8%
Donald J. Seibel	27.5%	55%	82.5%	61.3%
Charles T. Happel	27.5%	55%	82.5%	67.4%
Daniel D. Pitcher	27.5%	55%	82.5%	61.3%
D. Scott Stice	27.5%	55%	82.5%	73.5%

*    See the Summary Compensation Table on page 27 under the heading “Non-Equity Incentive Plan Compensation" for a listing of the dollar awards.

─    Long-Term Incentives

The Management Development and Compensation Committee bases long-term incentive ("LTI") awards on the position and salary of participants, so that the size of the award increases with the level of the position. For the NEOs in 2014, the Management Development and Compensation Committee assigned LTI levels as a percentage of base salary as follows: Mr. Brannen, 80%; Mr. Seibel, 65%; Mr. Happel, 65%; Mr. Pitcher, 65%; and Mr. Stice, 65%.

Our LTI program consists of annual grants of service-based cash-settled restricted stock units ("RSUs"). Each grant vests over five years, with 20% vesting and being paid on each anniversary of the grant, thus encouraging retention. The payment amount equals the market value on the date of vesting of a corresponding number of shares of our Class A common stock, plus dividend equivalents accrued between the grant date and the vest date at the same rate as dividends on shares of our Class A common stock. Since the size of the award depends upon the market value of our common stock, the Management Development and Compensation Committee believes the participants will remain incented to take actions to improve the Company's stock price.

Our Chief Executive Officer's RSU grant is also subject to performance terms, in addition to the five-year vesting schedule described above. The Committee believes that these performance terms will encourage the Chief Executive Officer to lead the Company to achieve certain goals. In 2014, Mr. Brannen's RSU grant was subject to the Company achieving 2014 operating earnings per share of not less than $2.06, which was achieved.

RSUs were issued in February 2014 based on a share price of $38.63, as follows:

Name	RSUs 2014 Grants	Date of Grant Value
James P. Brannen	12,943	$499,988
Donald J. Seibel	5,893	$227,647
Charles T. Happel	5,775	$223,088
Daniel D. Pitcher	6,269	$242,171
D. Scott Stice	6,007	$232,050

The Management Development and Compensation Committee believes that long-term incentive grants tied to equity values are an effective and important tool in tying the goals and interests of executive officers more closely to the goals and interests of shareholders. Currently the Management Development and Compensation Committee is using only cash-settled RSUs, to reduce shareholder dilution.

─    Benefits

FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. Executive officers also participate in an executive disability policy with benefits up to 75% of salary.

We previously maintained an executive universal life insurance plan, but froze this benefit because it was not common among our peers. At the time this benefit was frozen, our executives retained the face amount of universal life policies previously issued and will receive payments in future years sufficient to maintain that amount. Two of our NEOs, Mr. Brannen and Mr. Seibel, receive these payments because they were executives at the time this benefit was frozen. Participating executives are also eligible to receive additional group life insurance coverage under the Company's all-employee plan to maintain insurance coverage equal to the amount they would have received under the executive universal life benefit had it not been frozen.

─    Perquisites

The Company provides executive officers with the use of company-leased vehicles. The Company also makes available to executive officers limited reimbursement for financial planning services and tax return assistance, along with a program of annual executive physicals.

─    Retirement and Termination Benefits

Our defined retirement benefit plan was frozen to new entrants at the end of 2012 to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. Employees who had not attained certain age and service requirements by that date no longer accrue additional years of service in the plan. An increased 401(k) benefit was provided to new employees and to those who did not meet the age and service requirements. See the further description of the Company's retirement plans under “Pension Benefits” below.

─    Change in Control Arrangements

The Board has adopted a change in control plan, but has not made any executive officers subject to it. However, the Board has determined that NEOs and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of base salary to such officers upon a change of control where the executive is terminated involuntarily without cause.

Additionally, the Company has entered into a retention agreement with its Chief Executive Officer. The retention agreement provides that in the event Mr. Brannen's employment is terminated prior to his reaching the age of 55, except for termination resulting from his resignation, death, retirement or discharge for cause, the Company will pay Mr. Brannen an amount equal to the difference between $3.5 million and his accrued retirement benefit under the Company's Retirement Plan and Supplemental Retirement Plan, calculated as of the date of the separation from employment. Because Mr. Brannen has not yet achieved the 55-year age requirement for early retirement under the Company's Retirement Plan and Supplemental Retirement Plan, the retention agreement is intended to provide Mr. Brannen assurance that he will obtain full early retirement benefits in the event of a not-for-cause termination prior to his reaching age 55. The amount that would have been payable to Mr. Brannen under the agreement in the event of a not-for-cause termination at December 31, 2014 was $1,664,846, payable in a lump sum within 30 days following separation from employment, subject to the provisions of Internal Revenue Code Section 409A.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

To review our objectives, see "Executive Compensation Philosophy and Goals" above. We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area because of the significant number of home offices of insurers located there. Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets, which have been used to determine annual cash incentives, emphasize profitability, growth in Company operations and expense control. Finally, long-term objectives are enhanced by the use of equity-based grants to provide alignment with shareholders. Our cash-settled

RSUs, which have a value measured by our stock price, vest and are settled for cash over a five year period, which is intended to enhance the ability to retain executives and provide a longer-term planning horizon.

Additional Information Regarding Executive Compensation

Other policies and items that are important to a shareholder's understanding of the Company's overall executive compensation program include the following.

Timing of Grants of Incentive Awards

The Management Development and Compensation Committee expects to annually make long-term incentive grants of cash-settled RSUs, and pay the annual short-term cash incentive, in the month of February. The Company does not time its grants in coordination with the release of material non-public information, and executive officers receive their grants at the same time as other participants. The Company grants annual incentive awards to its directors at the date of the Company's annual meeting in May.

Stock Ownership Guidelines

    The Management Development and Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Management Development and Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary. Ownership for this purpose includes shares owned outright, in retirement and deferred compensation plans and grants of RSUs.

To encourage ownership, the Management Development and Compensation Committee has established Executive Ownership Guidelines. These Guidelines require the Chief Executive Officer to own FBL common stock worth three times annual base salary within five years of his or her start or promotion date. The other executive officers are required to own FBL common stock worth two times annual base salary within five years of their start or promotion dates. All executive officers have met or are on schedule to meet the ownership requirements on a timely basis. All other members of the executive group (approximately 20 additional persons) are encouraged to own FBL common stock during their tenure commensurate with their income and net worth.

Clawback Policy

To further align management's interests with the interest of shareholders and support good governance practices, the Management Development and Compensation Committee has adopted a clawback policy applicable to performance-based incentive awards to executive officers. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company's NEOs, and the remainder of the executive officers, may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive officer's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse. The Management Development and Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms. The Committee will review its policy when the SEC adopts rules related to this provision.

Hedging Policy

Our policies do not permit our directors or executive officers, including our NEOs, to "hedge" their ownership by engaging in short sales or trading in any derivatives involving FBL securities, or to place FBL stock in a margin account.

Tax and Regulatory Matters

Internal Revenue Code § 162(m) limits the deductibility of compensation paid to the Chief Executive Officer and the next three most highly paid executive officers of a public company, other than the Chief Financial Officer, to $1,000,000 per individual, subject to exceptions for performance-based pay, among other items. All compensation paid to our NEOs in 2014 is expected to be deductible because we do not believe we have exceeded the § 162(m) limits. We generally take performance-based pay exceptions into account in structuring executive compensation. We have most recently in 2012 received shareholder approval of the material terms used in performance-based compensation to qualify for appropriate § 162(m) treatment.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Roger K. Brooks, Chair
Jerry L. Chicoine
Kevin G. Rogers
Scott E. VanderWal

SUMMARY COMPENSATION TABLE

The following table provides information regarding the total compensation of each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name & Position	Year(a)		Salary ___($)___		Stock Awards(b) ___($)___		Non-Equity Incentive Plan Compensation(c) ____($)____		Change in Pension Value and Non-Qualified Deferred Compensation Earnings(d) ____($)____		All Other Compensation (e) ___($)___		Total ___($)___
James P. Brannen	2014		625,000		499,988		417,675		540,012		51,294		2,133,969
Chief Executive Officer	2013		530,000		423,997		374,986		285,312		49,092		1,663,387
	2012		452,597		899,523		375,402		605,810		42,678		2,376,010
Donald J. Seibel	2014		350,200		227,647		214,529		278,087		68,426		1,138,889
Chief Financial Officer	2013	—	340,000	—	220,996	—	220,510	—	151,070	—	43,870	—	976,446
	2012		306,387		315,186		206,264		254,793		35,184		1,117,814
Charles T. Happel	2014		343,200		223,088		231,307		300,497		49,524		1,147,616
Chief Investment Officer	2013		330,000		214,497		214,025		202,779		35,572		996,873
	2012		307,751		337,826		191,446		450,780		29,463		1,317,266
Daniel D. Pitcher	2014		372,600		242,171		228,251		355,160		44,947		1,243,129
Chief Operating Officer - P/C	2013	—	360,000		233,993	—	233,482	—	222,889	—	33,927	—	1,084,291
D. Scott Stice	2014		357,000		232,050		262,481		—		62,830		914,361
Chief Marketing Officer		—		—		—		—		—		—

(a)	2012 is not reported for Mr. Pitcher, and 2013 and 2012 are not reported for Mr. Stice, because they were not a named executive officer in those years.

(b)
The amounts in this column for Mr. Brannen are performance-based compensation for purposes of § 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Mr. Brannen's 2014 award was in the form of performance-based cash-settled RSUs which vest ratably over a five-year period. The amount shown equals the date of grant market value of an equal number of common shares. When paid, the actual amount will depend upon market value of the corresponding shares. Mr. Brannen's maximum 2014 award value as of the date of grant, if paid, would be $499,988. For assumptions used in determining values, see footnote 8 to the consolidated financial statements contained in the Company's Form 10-K for the years ended December 31, 2014 and 2013 and footnote 10 for the Form 10-K for the year ended December 31, 2012.

(c)
Non-equity incentive plan compensation of the named executive officers reflects payments under the Management Performance Plan which is paid between February 1 and March 15 of the year following performance. See “Annual Cash Incentives” beginning on page 22 for further detail regarding payments under the Management Performance Plan.

(d)
All amounts in the pension values column represent actuarial increases in the present value of the benefits to the named executive officers under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(e)	All other compensation for 2014 includes the following:

2014 ALL OTHER COMPENSATION
	Life Insurance Executive UL(a)	Life Insurance Term (a)	Registrant Contribution to Defined Contribution Plans	Perquisites and Other Personal Benefits(b)	Medical, Dental & LTD Insurance	Vacation Paid or Sold	Auto Allowance	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___	___($)___	___($)___
James P. Brannen	9,776	4,129	7,800	861	14,238	—	14,490	51,294
Donald J. Seibel	6,012	1,760	7,800	11,738	18,762	12,273	10,081	68,426
Charles T. Happel	—	3,286	7,800	6,973	16,774	3,762	10,929	49,524
Daniel D. Pitcher	—	4,185	7,800	—	11,731	6,840	14,391	44,947
D. Scott Stice	—	2,024	19,371	942	19,049	9,309	12,135	62,830

(a)    NEOs received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive.

(b) Perquisites and other personal benefits include executive physicals, retirement and tax planning and tickets to events.

2014 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(b)(c)			All Other Stock Awards: Number of Shares of Stock or Units(d) ____#___	Grant Date Fair Value of Stock and Option Awards ___($)_____
Name	Grant Date(a)	Date of Board Action	Threshold(a) ____($)____	Target ____ ($)___	Maximum ____($)____	Threshold ____#____	Target _____#___	Maximum ____#___

James P. Brannen	N/A	N/A	187,500	375,000	562,500	—	—	—	—	—
	2/1/2014	11/19/2013	—	—	—	—	12,943	—	—	499,988
	N/A	N/A	—	—	—	—	—	—	1,871	74,997
Donald J. Seibel	N/A	N/A	96,305	192,610	288,915	—	—	—	—	—
	2/1/2014	11/19/2013	—	—	—	—	5,893	—	—	227,647
Charles T. Happel	N/A	N/A	94,380	188,760	283,140	—	—	—	—	—
	2/1/2014	11/19/2013	—	—	—	—	5,775	—	—	223,088
Daniel D. Pitcher	N/A	N/A	102,465	204,930	307,395	—	—	—	—	—
	2/1/2014	11/19/2013	—	—	—	—	6,269	—	—	242,171
D. Scott Stice	N/A	N/A	98,175	196,350	294,525	—	—	—	—	—
	2/1/2014	11/19/2013	—	—	—	—	6,007	—	—	232,050

(a)
Threshold payments represent the total payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation - Annual Cash Incentives,” above, for information regarding performance based conditions of the annual cash incentives.

(b)
The Company utilizes cash-settled RSUs that are listed as an equity incentive plan award above because their value is determined by reference to market value of the same number of shares of our Class A common stock.

(c)	Amounts shown for Mr. Brannen are performance-based, requiring 2014 Company operating income of not less than $2.06 per share, which was met, and are vested and paid annually over five years.

(d)	Mr. Brannen was credited with 1,871 deferred units in the Executive Salary and Bonus Deferred Compensation Plan for salary and non-equity incentive plan compensation he elected to defer during 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2014. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 8 to the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plans (a)	273,060	$27.50	3,430,142	3,703,202
Director's deferred compensation plan	56,759		117,557	174,316
Executive deferred compensation plan	90,009		108,296	198,305
Total	419,828		3,655,995	4,075,823
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	2,878	$—	—	2,878

(a)	The Stock Compensation Plan also permits the grant of restricted stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant.

OUTSTANDING EQUITY AWARDS AT YEAR END 2014

	_______________Option Awards__________			______Stock Awards______
Name	Number of Securities Underlying Unexercised Options # Exercisable(a)	Option Exercise Price ___($)__	Option Expiration ___Date___	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (b) ___#___	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ____$____
James P. Brannen				28,785	1,670,394
Donald J. Seibel	9,084	32.96	1/15/2018
	9,992	12.90	1/15/2019
	8,607	18.62	1/15/2020
	5,486	29.23	1/14/2021
	104	30.60	2/17/2021
				13,161	763,733
Charles T. Happel				13,033	756,305
Daniel D. Pitcher				12,234	709,939
D. Scott Stice				6,007	348,586

(a)
Options generally have a term of ten years and vest pro-rata during a five-year period, commencing on the first anniversary of the option award. By action of the Board of Directors, all unvested stock options were accelerated and vested on February 20, 2014.

(b)	These awards are cash-settled RSUs that vest and are paid ratably over five years of service.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Name	_____#____	____$___	_____#____	____$____
James P. Brannen	65,913	936,757	4,471	184,799
Donald J. Seibel	12,803	196,273	2,001	82,636
Charles T. Happel	19,404	491,076	2,009	82,983
Daniel D. Pitcher	12,438	343,667	2,807	117,004
D. Scott Stice	—	—	—	—

(a)    The dollar amounts shown are determined by multiplying the number of RSUs vested by the per-share closing price of the Company’s common stock on the vesting date and any dividend equivalents attributable to such RSUs. The RSUs are settled in cash.

PENSION BENEFITS

		Number of Years Credited Service ___#____	Present Value of Accumulated Benefit ____ $_____
______Name_______	________Plan Name________
James P. Brannen	Qualified Retirement Plan	23	845,639
	Supplemental Retirement Plan	23	2,221,074
Donald J. Seibel	Qualified Retirement Plan	18	638,141
	Supplemental Retirement Plan	18	734,047
Charles T. Happel	Qualified Retirement Plan	28	1,121,544
	Supplemental Retirement Plan	28	1,209,305
Daniel D. Pitcher	Qualified Retirement Plan	16	581,927
	Supplemental Retirement Plan	16	626,443
D. Scott Stice	N/A	—	—

The table above utilizes interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 8, Retirement and Compensation Plans, to the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2014.

Employees who had attained age 21, had one year of service and were employed prior to January 1, 2013 are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the "plan"). The two plans operate in tandem to provide benefits to participants. The FBL Financial Group Retirement Plan is a qualified plan under § 401(a) of the Internal Revenue Code and the FBL Financial Group Supplemental Retirement Plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $260,000 under § 401(a)(17) and provides benefits provided by the formula which are otherwise limited by § 415 of the Internal Revenue Code. The plan was frozen to new entrants at the end of 2012, and employees who had not attained 40 years of age and 10 years of service by that date no longer accrue additional years of service in the plan.

The plan is a defined benefit plan which provides monthly income, or an elective lump sum option, to retirees who have at least 10 years or service and have attained age 55, or have five years of service and have attained age 65. The amount provided is a percentage of the high 36 consecutive-month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

2014 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions and earnings under our non-qualified deferred compensations plans in 2014 for each NEO, as well as each NEO's aggregate balance in such plan on December 31, 2014.

		Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	___Plan(a)(b)(c)(d)___	_____$_____	____$____	____$____
James P. Brannen	Employer Match Deferred Compensation Plan	─	3,117	131,497
	Executive Salary and Bonus Deferred Compensation Plan	74,997	19,365	816,960
Donald J. Seibel	Employer Match Deferred Compensation Plan	─	150	5,154
	Executive Salary and Bonus Deferred Compensation Plan	─	10,663	449,853
	NQ Excess 401(k)	70,040	3,516	73,556
Charles T. Happel	NQ Excess 401(k)	96,096	1	96,097
Daniel D. Pitcher	N/A	─	─	─
D. Scott Stice	NQ Excess 401(k)	21,420	791	22,211

(a)
The NQ Excess 401(k) Plan (the "Excess Plan") has effectively replaced the Employer Match Deferred Compensation Plan ("MDCP") and the Executive Salary and Bonus Deferred Compensation Plan ("SBDCP") going forward. All future contributions are expected to be made under the Excess Plan.

(b)
All contributions to the MDCP are made by the Company; there are no employee contributions to the plan. MDCP earnings are based on a Farm Bureau Life fixed income annuity or on units representing the Company's Class A common stock. Contributions of amounts based on the investment fund are distributed in cash. Contributions of amounts based on FBL stock are distributed in shares of common stock for contributions prior to 2012, and in cash for contributions thereafter. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code § 409A, or if approved, for an unforeseen financial hardship.

(c)
The SBDCP consists of the deferral of a portion of salary and the annual cash incentive. Earnings are based on units representing the Company's Class A common stock. Distributions are made in shares of common stock for deferrals prior to 2012, and in cash for deferrals thereafter. Participating employees could elect to receive distributions in a lump sum or in five or ten annual installments, and to choose to receive distributions upon termination or another specified future date.

(d)
The Excess Plan provides the opportunity to make deferrals of salary and the annual cash incentive. Those employees who continue to accrue years of service in the FBL Financial Group Retirement Plan, discussed above under "Pension Benefits," are not eligible to receive company contributions to the Excess Plan. Employees not accruing service under the FBL Financial Group Retirement Plan receive matching contributions from the Company in an amount equal to 100% of the first 4% of compensation deferred, plus 50% of the next 2% of compensation deferred, after also taking into account deferrals and company matching contributions received in the 401(k) plan, and are also eligible for discretionary contributions from the Company based on age and years of service. Matching contributions vest immediately, while discretionary contributions vest after three years of service. Earnings are based on various investment funds available. Distributions may begin upon a separation from service, while still employed or upon a change in control. Participating employees may receive distributions in a lump sum or in up to 10 annual installments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The text and table below reflect the amounts payable to each of the NEOs in the event of termination of employment at December 31, 2014 under various scenarios. The value of equity awards was calculated using the Company's year-end closing stock price of its Class A common stock, $58.03.

Regardless of the manner in which an NEO's employment terminates, he or she is entitled to receive certain amounts earned during the term of employment. Such amounts would include: (i) base salary to the termination date, (ii) accrued and vested retirement plan amounts and (iii) vested amounts under the Company's non-qualified deferred compensation plans, as discussed above under "2014 Non-Qualified Deferred Compensation."

The Company's revised severance plan for the NEOs and its retention agreement with Mr. Brannen are discussed in the Compensation Discussion and Analysis section under "Change in Control Arrangements."

The following table indicates the amounts potentially payable to each of the NEOs at December 31, 2014 in the event of an involuntary termination not for cause or a termination following a change in control. Except as discussed above, no amounts are payable to the NEOs at December 31, 2014 in the event of a voluntary termination or a termination for cause.

Name	Termination Scenario	Severance ($)	Retention Agreement ($)	Total ($)
James P. Brannen	Involuntary Termination Not for Cause	625,000	1,664,846	2,289,846
	Termination Following Change in Control	625,000	1,664,846	2,289,846
Donald J. Seibel	Involuntary Termination Not for Cause	262,650	—	262,650
	Termination Following Change in Control	262,650	—	262,650
Charles T. Happel	Involuntary Termination Not for Cause	343,200	—	343,200
	Termination Following Change in Control	343,200	—	343,200
Daniel D. Pitcher	Involuntary Termination Not for Cause	279,450	—	279,450
	Termination Following Change in Control	279,450	—	279,450
D. Scott Stice	Involuntary Termination Not for Cause	89,250	—	89,250
	Termination Following Change in Control	178,500	—	178,500

Payments Upon Retirement

In the event of the retirement of an NEO, he or she would be entitled to receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, as discussed above under "Pension Benefits." The NEO would also receive a prorated annual cash incentive based upon completed service. Since the plan year for the Company's annual cash incentive ends on December 31, an NEO who retired on December 31, 2014 would have received the full amount reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column for 2014. Unvested RSUs are forfeited at retirement.

Retiring NEOs also receive a $15,000 group term life policy and, for those NEOs who still participate in our frozen executive universal life insurance plan, as discussed in the Compensation Discussion and Analysis section under "Benefits," a lump sum payment sufficient for the policy to be paid up at its December 31, 2006 value at age 65, to endow at age 95. Our NEOs that participate in the executive universal life insurance plan have not yet met the requirements for retirement.

Payments Upon Death or Disability

In the event of an NEO's death or disability, the NEO or his beneficiary would receive a prorated annual cash incentive based upon completed service as discussed above under "Payments Upon Retirement." Additionally, unvested RSUs are prorated based on the number of months from the grant date to termination by reason of death or disability as compared to the number of months from the grant date to the vesting date for each 20% portion of the RSUs. As of December 31, 2014, the amounts payable for unvested RSUs to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $375,512; Mr. Seibel, $169,157; Mr. Happel, $168,403; Mr. Pitcher, $148,615; and Mr. Stice, $63,891. The NEOs would also receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan in the event of death or disability, as discussed above under "Pension Benefits."

Each of the NEOs is insured under the Company's group term life insurance and Mr. Brannen and Mr. Seibel are insured under the frozen executive universal life insurance plan. The NEOs also participate in an executive disability policy with benefits up to 75% of salary. Mr. Brannen's retention agreement applies in the event of termination due to disability, which would result in an amount payable in the event of his disability of $1,664,846 at December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to our Corporate Compliance Manual and our Code of Business Ethics and Conduct, all employees, including our NEOs, who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose such interest to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the transaction is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Business Ethics and Conduct and related policies, and the Audit Committee is responsible for overseeing our ethics and compliance program. Our Board members are also subject to compliance with our Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiary. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, in the state of Colorado, we offer life and annuity products through Greenfields Life Insurance Company. We also provide management and administrative services to two Farm Bureau-affiliated property-casualty companies. These include investment advisory, marketing and distribution and leasing services.

Management and Marketing Agreements

We have management agreements with Farm Bureau Property & Casualty and other affiliates under which we provide general business, administrative and management services. For the property-casualty insurance companies the management fee is a percentage of the Company's direct written premium, with attainment of specified goals determining the actual percentage of premium paid. One of two goals was met in 2014. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2014 totaled $1,925,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain services to us under a separate arrangement. During 2014 we incurred related expenses totaling $1,003,000.

We have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty and another affiliate. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,914,000 to Farm Bureau Property & Casualty, $1,133,000 to Mountain West Farm Bureau Mutual Insurance Company, $642,000 to Oklahoma Farm Bureau Mutual Insurance Company, $559,000 to Farm Bureau Mutual Insurance Company of Idaho, $349,000 to Rural Mutual Insurance Company and $194,000 to NODAK Mutual Insurance Company under this arrangement during 2014.

Relationship with Farm Bureau Organizations

American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau organizations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau organizations throughout the country agree to cooperate in reaching these objectives.

American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $546,000 for 2014. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,678,000. Royalty payments in 2014 in excess of $120,000 were made to the Farm Bureau organizations in Oklahoma ($376,000), Kansas ($313,000) and Nebraska ($188,000).

Other Services, Transactions and Guarantees

We lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals thereafter until a party provides notice of non-renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,264,000 for 2014. This amount is net of $174,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Property & Casualty and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2014, Farm Bureau Property & Casualty and its affiliates paid us approximately $406,000 for the use of such aircraft.

Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to other Farm Bureau organizations. In 2014, Farm Bureau Property & Casualty paid us approximately $3,122,000 related to such leases.

We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $904,000 in 2014.

We provide investment advice and related services through our investment adviser subsidiary, FBL Investment Management Services, Inc. and another subsidiary, FBL Financial Services, Inc. Farm Bureau Property & Casualty and its affiliates paid us approximately $1,832,000 for these services in 2014.

Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company ("ABC"), one of our indirect wholly-owned subsidiaries. For a fee, ABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2014 under this arrangement from Farm Bureau Property & Casualty and its affiliates totaled approximately $1,868,000.

PROPOSAL NUMBER TWO - AMENDMENT TO BYLAWS
TO ADD EXCLUSIVE FORUM PROVISION

Our Board of Directors is proposing an amendment to our Third Restated Bylaws to add a new Section 7.7 designating a state court located within the State of Iowa, or, if no such state court has jurisdiction, a federal court located within the State of Iowa, as the sole and exclusive forum for specified legal actions, unless otherwise consented to by the Company. The designation of the exclusive forum would apply, to the fullest extent permitted by law, to: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Iowa Business Corporation Act or the Company's Articles of Incorporation or Bylaws (as each may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine. The Company is an Iowa corporation.

Background

The proposed amendment is intended to allow the Company to more efficiently manage potential litigation. In particular, the Board of Directors believes that the Company and its shareholders would benefit from the ability to require the specified actions to be brought in a single forum. By designating Iowa courts as the exclusive forum, the Company seeks to avoid costly and duplicative litigation, the risk of inconsistent outcomes when two similar cases proceed in different courts and the potential for Iowa law to be misinterpreted by courts in other states. Although exclusive forum provisions are becoming increasingly common in corporate bylaws, particularly among corporations incorporated in Delaware, not all courts have opined on the enforceability of such provisions. Therefore, even if this amendment is approved by the Company's shareholders, we cannot be sure that courts in other jurisdictions would enforce the exclusive forum provision and transfer any covered proceeding to Iowa courts. Additionally, to our knowledge Iowa courts have not yet opined, favorably or unfavorably, on the validity and enforceability of exclusive forum provisions in corporate bylaws.

Iowa law and the Company's Third Restated Bylaws permit either the Company's shareholders or, with certain limited exceptions, the Company's Board of Directors, to amend the bylaws. Despite the ability of the Board of Directors to adopt the proposed amendment without shareholder approval, the Board has opted to instead seek shareholder approval of the amendment given its anticipated impact on the ability of shareholders to bring the specified legal actions. The adoption of an exclusive forum provision may limit a shareholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with directors, officers or other employees, and may discourage lawsuits with respect to such claims. Even if the proposal is approved by shareholders, either the Board of Directors or the Company's shareholders could later alter or repeal the exclusive forum provision in their discretion.

The Board of Directors is not proposing this amendment in response to any particular litigation confronting the Company; rather, the purpose of the amendment is to prevent potential future harm to the Company and its shareholders. The Board of Directors is aware that one factor considered by proxy advisory firms in evaluating an exclusive forum provision is whether the adopting company has suffered past harm from shareholder lawsuits in which the plaintiffs were unsuccessful or from shareholder lawsuits outside the adopting company's jurisdiction of incorporation; however, the Board of Directors believes that it is more practical to adopt an exclusive forum provision before the Company and its shareholders are materially harmed by such actions. If the proposed amendment is approved by the Company's shareholders, it would become effective immediately upon such approval.

Amendment

The proposed amendment to the Third Restated Bylaws would add a new Section 7.7. The text of the proposed amendment is included as Appendix A to this proxy statement.

The amendment to the Company's Third Restated Bylaws set forth in this proposal requires the approval of a majority of the shares of each voting group, meaning a majority of the outstanding Class A common shares and Series B preferred shares voting together as a single class, and a majority of the outstanding Class B common shares voting as a separate class. Because the vote of a majority of the outstanding shares in each voting group is required for approval of the amendment, votes marked as "abstain" will have the same effect as a vote "against" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE BYLAWS.

PROPOSAL NUMBER THREE - ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION

In 2012, 2013 and 2014, we received the affirmation of over 98% of shares voting, excluding abstentions and broker non-votes, in regard to a resolution approving our pay practices for executive compensation as discussed in "Executive Compensation - Compensation Discussion and Analysis." We also received in 2011 the concurrence of over 97% of shares voting for an annual review of the "Say on Pay" vote, as opposed to a review every two or three years. The Board of Directors noted the heavy majority voting in favor of our executive compensation resolution, and in favor of an annual review. It resolved to accept the shareholders' recommendation for an annual frequency of the Say on Pay resolution. Therefore, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we again seek a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our shareholders the opportunity to express their views on the Company's named executive officers' compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. To the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Management Development and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As we discuss in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive. We also continue to make adjustments to executive and company-wide compensation practices when we find them advisable. The Company's principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company's performance against measurable financial goals, as well as each executive's individual performance.

•
We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices and the executive officer's job responsibilities.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require equity-based ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you, as a shareholder, the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company's Proxy Statement for its 2015 Annual Meeting.

The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" shall be of no effect in causing the matter to be approved or not to be approved.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance, risk analysis and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP.
Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2014, management continued its evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Audit Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation of the effectiveness of internal control over financial reporting in fiscal year 2015.
The Audit Committee also reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 related to its audit of the effectiveness of internal control over financial reporting. Additionally, the Audit Committee reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 related to its audit of the consolidated financial statements and financial statement schedules.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications by Ernst & Young LLP with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP the firm's independence.

Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Roger K. Brooks
Jerry L. Chicoine

PROPOSAL NUMBER FOUR - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2015. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

Ernst & Young LLP provided audit and other services during 2014 and 2013 for fees totaling $1,494,590 and $1,353,745, respectively. This included the following fees:

Audit Fees: $1,236,400 and $1,188,200, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's reports on Form 10-Q;

Audit-Related Fees: $182,795 and $62,995, respectively, primarily for system implementation assessment in 2014 and for employee benefit plan audits in both years;

Tax Fees: $75,395 and $102,550, respectively, for tax compliance, tax consulting and tax planning, and

All Other Fees: $0 and $0, respectively.

The Company's policy, as reflected in the Audit Committee Charter, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The Audit Committee has determined to grant general pre-approval authority to management of $10,000 per engagement for tax, audit and audit-related services, not to exceed $40,000 in total in any calendar quarter. In each case the services must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the Audit Committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining the firm's independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

Appendix A

Proposed Amendment to the Third Restated Bylaws of FBL Financial Group, Inc.

The complete text of the proposed amendment is set forth below, with proposed additions indicated by underlining.

7.7 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Iowa Business Corporation Act or the Articles of Incorporation or these Bylaws (as each may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Iowa (or, if no state court located within the State of Iowa has jurisdiction, a federal court located within the State of Iowa).

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2015.

FBL FINANCIAL GROUP, INC.

FBL Financial Group, Inc.

M83492-P62618-Z65067

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 16, 2015
Date: May 21, 2015 **Time:** 8:00 A.M. CDT
Location: 5400 University Avenue
West Des Moines, Iowa 50266

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. NOTICE AND PROXY STATEMENT   2. FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com* You can also view FBL's online annual report on the home page of its website www.fblfinancial.com.

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How To Vote

Please Choose One of the Following Voting Methods

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M83493-P62618-Z65067

Voting Items

The Board of Directors recommends you vote FOR ALL of the following nominees:

1. Election of Directors

   Nominees:

   01) James P. Brannen
   02) Roger K. Brooks
   03) Jerry L. Chicoine
   04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

3. Advisory vote to approve named executive officer compensation.

4. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2015.

M83494-P62618-Z65067

FBL Financial Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 21, 2015 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83490-P62618-Z65067

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James P. Brannen
02) Roger K. Brooks
03) Jerry L. Chicoine
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Approve an amendment to the Bylaws to add an exclusive forum provision.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2015.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FBL Financial Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
In addition, you can view FBL's online annual report on the home page of its website, www.fblfinancial.com.

M83491-P62618-Z65067

FBL FINANCIAL GROUP, INC.
Annual Meeting May 21, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig D.Hill and James P. Brannen, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 21, 2015, at 8:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted "FOR ALL" nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4, if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If shares of FBL Financial Group, Inc. Class A Common Stock are held through Farm Bureau's 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Daylight Time, on May 19, 2015 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side